EXHIBIT 10.20

3M EXECUTIVE SEVERANCE PLAN

SUMMARY PLAN DESCRIPTION

Effective Date:  February 3, 2020

I.	Introduction

The purpose and intent of this 3M Executive Severance Plan (“Plan”) is to provide separation benefits to certain eligible employees of 3M Company (“3M”) or an affiliate of 3M participating in the Plan (each, a “Participating Employer”) who are involuntarily discharged from employment other than for Misconduct or who voluntarily terminate employment for Good Reason.  This Plan does not provide separation benefits for individuals discharged from employment for Misconduct, for individuals who voluntarily terminate employment without Good Reason or for individuals whose employment is terminated by the Company pursuant to a mandatory retirement policy adopted by the board of directors of 3M (the “Board”).

This is the summary plan description (“SPD” or “Summary”) for the Plan.  It describes the terms of the Plan as in effect for individuals whose termination of employment and Benefits Approval Date (as defined in Section II.A below) occur on or after the effective date specified above.  This Summary, together with any separate amendments and other documents, is also the official plan document for the Plan.

To fully understand your benefits, it is important that you read this entire Summary carefully and understand it and your responsibilities.  If you elect to participate, one of your responsibilities is to timely provide an executed General Release of All Claims in a form provided by a Participating Employer (“Release”).  Failure to follow the terms of the Plan or satisfy any Plan requirements can result in loss of eligibility or delay, reduction or termination of benefits.  You should keep this Summary for future reference.

Depending on your individual situation, you may be eligible for other types of employee benefits and/or retirement benefits following termination of employment under other employee benefit and/or retirement plans.  Consult the plan documents for those other plans for a description of those other benefits.

You will notice certain terms and/or phrases are capitalized throughout this Summary. These terms and/or phrases are important, and you should remember them. The capitalized terms and phrases are either defined in the Summary or in the other document to which they relate.

Neither the receipt of this Summary nor its use of the term “you” indicates that you are eligible to participate in the Plan or receive benefits under the Plan.  Only those individuals who satisfy the eligibility requirements and other criteria contained in the Plan are eligible to participate in the Plan.

The information in this Summary may not be relied on as tax advice for any purpose.  3M does not guarantee any specific tax consequences.  Ultimately, it is your responsibility to determine the tax treatment of the payments and benefits provided under this Plan.  For information on how applicable tax law may apply to your personal situation, consult your own qualified tax advisor.

Neither the terms of the Plan nor the benefits provided under the Plan shall be a term of employment of any individual. This Summary and the Plan shall not be deemed an employment contract.  Participation in the Plan does not constitute a guarantee of employment or alter the “at-will” nature of your employment.

3M hereby advises and encourages you to speak with an attorney regarding the provisions in this Summary and the Release.

II.	Eligibility and Required Documents
A.	Persons Who Are Eligible

Except as described below in Section II.B, you are eligible to participate in this Plan only if:

•	you are classified by a Participating Employer as a regular, U.S. employee of such Participating Employer and a common law employee for employment tax purposes;
•	you are an employee at the job grade L2 level (or equivalent) or above;

•

your employment with your Participating Employer is involuntarily terminated by the Participating Employer (other than for Misconduct or pursuant to a mandatory retirement policy adopted by the Board) or you voluntarily terminate your employment with your Participating Employer for Good Reason, in each case, on or after the Effective Date, and your eligibility for severance benefits under this Plan (subject to all other eligibility requirements) has been reviewed and confirmed by: (i) the compensation committee of the Board, if you are the Chief Executive Officer of 3M; (ii) the Chief Executive Officer of 3M, if you are the Senior Vice President, Human Resources; and (iii) the Senior Vice President, Human Resources, if clauses (i) and (ii) are inapplicable to you (provided, however, that the Senior Vice President, Human Resources, may specify one or more alternate approvers for individuals covered by this clause (iii)).  References in this Summary to an individual’s “Benefits Approval Date” mean the date on which the approval required in accordance with this provision is obtained with respect to such individual;

•

you sign and return the Release by the latest of: (i) your separation date; (ii) the date that is 45 days after the date that you receive a copy of this Summary and the Release; or (iii) the date that is specified in writing by an authorized representative of a Participating Employer;

•	you do not rescind the Release, and the Release becomes effective, irrevocable and enforceable; and

you separate employment on the date determined by 3M (other than for voluntary terminations for Good Reason).  3M has discretion to determine your actual separation date and to change your separation date (other than for voluntary terminations for Good Reason).

The classification of an individual by a Participating Employer is final, conclusive and binding for purposes of determining eligibility to participate in this Plan and shall be made solely in the discretion of the Participating Employer.  No reclassification or determination of a person’s status with a Participating Employer, for any reason, without regard to whether it is initiated by a court, governmental agency or otherwise and without regard to whether or not the Participating Employer agrees to such reclassification or determination, shall make the person retroactively or prospectively eligible for benefits.  However, the Participating Employer, in its sole discretion, may reclassify a person as benefits eligible on a prospective basis.  Any uncertainty regarding an individual’s classification will be resolved by excluding the person from eligibility.

Employees who satisfy all of the Plan’s eligibility requirements and receive benefits under the Plan are referred to as “Plan Participants” throughout this Summary.

B.	Persons Who Are Ineligible

Even if you otherwise meet the eligibility requirements above, you are not eligible to receive benefits under this Plan if:

•	you cease to work prior to the date that your services are no longer required by 3M (other than for voluntary terminations for Good Reason);
•	you provide notice of your intent to terminate employment with 3M (including by reason of retirement, but excluding any good faith notice of intent to voluntarily resign for Good Reason);
•	you are an employee of a 3M affiliate that is not a Participating Employer;
•

you are employed by a Participating Employer established outside of the United States and you do not have a primary work location in the United States at the time you receive notice of termination or, if applicable, at the time you provide a good faith notice of intent to voluntarily resign for Good Reason;

•	you are an employee below the job grade L2 level (or equivalent);
•

you are classified or treated by a Participating Employer as a leased employee, independent contractor, contingent worker, service worker, consultant, contract worker, agency worker, freelance worker, shared employee or a person other than a common law employee, regardless of your actual legal status;

•	your compensation is not reported on a Form W-2 issued by a Participating Employer;
•	you are covered by a contract or other written agreement that provides that you are not eligible for benefits under the Plan;
•	you are on long-term disability or other inactive employment status;

•

you are on a leave of absence (other than an inactive leave) or short-term disability, unless you return to work, separate employment and sign the Release by the date required by 3M and satisfy all other eligibility requirements of this Plan;

•	you are discharged for Misconduct, as determined by 3M;
•

your employment by a Participating Employer is terminated as a direct result of a merger, acquisition, sale, spin-off or other divestiture, involving a business, line of business, business unit, or other identifiable business group of 3M or a 3M affiliate that does not result in a Change in Control of 3M, except and to the extent that 3M, in its sole discretion, declares certain such employees eligible (3M reserves the right to declare certain such employees eligible while excluding other such employees); provided that you must satisfy all other eligibility requirements of this Plan;

•

you are eligible for a separation-related payment or benefits under any applicable law, plan, agreement, arrangement or understanding of any nature in exchange for a release of, or the termination of, any employment-related claims you may have against your Participating Employer; or

•	you are offered and accept another position within 3M or a 3M affiliate prior to your separation date.
C.	Required Documents – Release

You must sign and return the Release, and the Release must become effective, irrevocable and enforceable, in order to be eligible to receive the payments and benefits described in Section III.C  (Severance Pay), Section III.D  (VIP Vesting), Section III.E  (Stock Options and SARs), Section III.F  (Restricted Stock Units), Section III.G  (Performance Shares), and Section III.H  (Outplacement Benefits). You have at least 45 days from receipt to sign and return the Release, but the Release cannot be signed before your separation date.  This means that your deadline for signing and returning the Release will be the latest of: (i) your separation date; (ii) the date that is 45 days after the date that you receive a copy of this Summary and the Release; or (iii) the date that is specified in writing by an authorized representative of a Participating Employer.  If your separation date occurs before the 45th day (or such later date as may be authorized for you), you may use the entire period to consider whether to sign the Release, or you may voluntarily sign the documents on or after your separation date but before the deadline to return the Release has passed.  The completed and signed Release should be sent to:  3M Human Resources – Transitions Administration, 3M Center, 224-2W-15, St. Paul, MN 55144.

D.	Certain Definitions

For purposes of this Plan, the following definitions have the following meanings:

•	“Change in Control” has the same meaning as such term is defined in the 3M Company 2016 Long-Term Incentive Plan (the “2016 LTIP”) or any successor thereto.
•

“Good Reason” means, with respect to a voluntary termination: (i) if the voluntary termination occurs within 18 months following a Change in Control of 3M (each such period, a “CIC Window Period”), (a) a material diminution in your position, authority, duties or responsibilities as in effect immediately prior to the Change in Control of 3M, (b) a material diminution in your base salary or annual planned cash compensation, or (c) a material change in the geographic location at which you are required to perform services for your Participating Employer; or (ii) if the voluntary termination occurs at any time other than during a CIC Window Period, (a) a material diminution in your base salary or annual planned cash compensation without your consent, other than an across-the-board reduction that applies to all comparable positions, or (b) a change in excess of 100 miles in the primary work location at which you are required to perform services for your Participating Employer without your consent.  Notwithstanding the foregoing, a termination (other than a termination that occurs within 18 months following a Change in Control of 3M) will not be treated as a voluntary termination for Good Reason for purposes of this Plan unless you provide written notice to 3M of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and 3M has had at least 30 days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

•

“Misconduct” means (i) your willful failure to substantially perform your duties (other than a failure resulting from your disability); (ii) your willful failure to carry out, or comply with any lawful and reasonable directive of the Board or your immediate supervisor; (iii) the occurrence of any act or omission by you that could reasonably be expected to result in (or has resulted in) your conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) your commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against 3M or any of its subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (v) your material breach of any material provision of any written agreement with 3M or any subsidiary; (vi) any action (or inaction) by you that 3M reasonably determines constitutes gross negligence or misconduct in the performance of your duties and responsibilities; or (vii) any other intentional misconduct by you that significantly affects the business or affairs of 3M or any subsidiary in an adverse manner.

III.	Provisions Applicable to Plan Participants
A.	Future Service with 3M

If you become a Plan Participant, you may not apply for or accept employment with, or provide services to, 3M or any 3M affiliate in any capacity (including, but not limited to, as a regular or temporary employee, consultant, independent contractor, or contract worker) for a period of six months following your separation date.

B.	Final Paycheck

Regardless of whether you become a Plan Participant, your final pay will be paid to you separately from any severance or retirement payment you may receive.

C.	Severance Pay

If you become a Plan Participant, you will receive severance pay at the time and in the amount set forth in the Schedule provided to you and applicable to your position; provided, however, that your right to severance pay will cease in the event you become reemployed by 3M.  Severance pay does not qualify for voluntary deductions (e.g., General Employees Stock Purchase Plan, VIP) and is subject to all applicable Federal (including FICA), state, and/or local taxes in effect at the time of payment, as well as all legally required withholdings (e.g., tax levy, garnishment).

D.	VIP Vesting

If (1) you are employed by a Participating Employer that participates in the VIP, (2) you are a participant in the VIP, and (3) you become a Plan Participant, then your Company Contribution Account will be fully vested even if you do not have the required years of vesting service as of your separation date.

E.	Stock Options and SARs

If you become a Plan Participant, each outstanding vested option and stock appreciation right (“SAR”) issued to you under the 3M 2008 Long‑Term Incentive Plan, the 2016 LTIP or any successor thereto (collectively, the “LTIP”) will remain outstanding and will not terminate 90 days after your termination of employment solely as a result of your separation from 3M.   The remaining terms and conditions of your stock options and SARs will continue to apply, including, without limitation and if applicable, the terms and conditions providing for the termination of your stock options or SARs in the event of your violation of any applicable non-competition, non-solicitation or confidentiality obligations. In no event will your stock options or SARs remain exercisable beyond the expiration of their maximum term.  Unless otherwise provided pursuant to the existing terms and conditions of the applicable plan under which the stock option or SAR was granted and the applicable award agreement (see Section IV below), any stock options or SARs that are unvested as of your termination of employment will be forfeited in accordance with their terms.

F.	Restricted Stock Units

If you become a Plan Participant, a portion of each annual restricted stock unit award issued to you under the LTIP that remains unvested at the time of your termination of employment will vest on an accelerated basis.  The number of additional restricted stock units that vest will be determined by multiplying the total number of restricted stock units subject to each vesting tranche of your award by a fraction, the numerator of which will be the number of whole years of employment service you have completed since the award’s grant date and the denominator of which will be the number of years of employment service required to vest in the restricted stock units subject to that tranche pursuant to the otherwise applicable service-based vesting schedule.  If you previously vested in one or more restricted stock units subject to the award, the number of restricted stock units that vest on an accelerated basis will be reduced on a one-for-one basis by the number of previously vested restricted stock units.  The Shares underlying the restricted stock units that vest pursuant to this Section III.F will be issued as soon as administratively practicable following the date on which your release becomes effective and irrevocable (but in any event no later than March 15 of the calendar year following the calendar year in which your termination of employment occurs) or, to the extent necessary to comply with the requirements of section 409A of the Code, at such time as the shares otherwise would have been issued in accordance with the terms of your award.  In no event will any restricted stock unit awards granted to you for recognition, retention or other special purposes be subject to the special

accelerated vesting provisions of this Section III.F.    Unless otherwise provided pursuant to the existing terms and conditions of the applicable plan under which the restricted stock units were granted and the applicable award agreement (see Section IV below), any restricted stock units that are unvested as of your termination of employment will be forfeited in accordance with their terms.

G.	Performance Shares

If you become a Plan Participant, each outstanding performance share issued to you under the LTIP will vest in accordance with the applicable vesting schedule and will not be forfeited solely as a result of your separation from 3M, provided that the target number of performance shares with respect to any award shall be prorated based on the number of whole calendar months you worked during the applicable performance period and the performance shares that may vest will be subject to actual performance results and paid at the same time as for other then-active LTIP participants.

H.	Outplacement Benefits

If you become a Plan Participant, you will be eligible to receive reasonable outplacement services, as determined by 3M in accordance with its outplacement services policy in effect as of the date of your termination of employment.

IV.	Impact on Other Company Plans, Programs and Arrangements

Unless otherwise provided herein, the terms and conditions of each benefit plan, program or arrangement in which you participate as of the date of your termination of employment will govern with respect to the effect of your termination of employment under such plan, program or arrangement.  In some cases, you may be eligible to receive additional benefits under such other plans, programs or arrangements whether or not you become a Plan Participant.  For example, outstanding equity awards issued to you under the LTIP (including performance share awards) may continue to vest and/or, if applicable, remain exercisable beyond the standard post-termination exercise period (but in no event beyond the expiration date of such option) if your termination of employment qualifies as a “retirement” for purposes of the relevant award or you experience a qualifying termination of employment following a change in control.  For further information on the consequences of your employment status change, as well as the definition of “retirement” for purposes of your outstanding equity awards, please refer to the resource list included in your severance packet for contact information.

V.	Claims Procedure

If you believe you are entitled to benefits, or you disagree with a decision regarding your benefits, you should file a claim with the Plan Administrator in accordance with the Plan’s claim procedures. If you do not file a claim or follow the claim procedures, you are giving up important legal rights.  Before commencing legal action to recover benefits, or to enforce or clarify rights, you must completely exhaust the Plan’s claim procedures.

A.	How to File a Claim.

To make a claim, you must file a written statement with the Plan Administrator.  You should include the facts and arguments that you want considered in deciding your claim.  The Plan Administrator must receive actual delivery of your written claim within 60 days after the date you knew or reasonably should have known of the facts behind your claim or, if earlier, the date of your separation.

Within 90 days of the date the Plan Administrator receives your claim, you will receive either a notice of the decision or a notice describing the need for additional time (up to 90 additional days) to reach a decision.  If the Plan Administrator notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision.  If the Plan Administrator denies your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, a description of additional material (if any) needed to perfect the claim, your right to file a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if your claim is denied upon review, and it will also explain your right to request a review.

B.	How to File an Appeal.

If the Plan Administrator denies your claim, you must file a written request to have the denial reviewed. Your request should include the facts and arguments that you want considered in the review.  The Plan Administrator must receive actual delivery of your written request for review within 60 days after the date that you received notice that your claim was denied.  You may submit written comments, documents, records, and other information relating to your claim.  Upon request you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process.

Within 60 days after the date the Plan Administrator receives your request for review, you will receive either a notice of the decision or a notice describing the need for additional time (up to 60 additional days) to reach a decision.  If the Plan Administrator notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision.  If the Plan Administrator affirms the denial of your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, notice that upon request you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process, and your right to file a civil action under section 502(a) of ERISA.

If the Plan Administrator determines it needs further information to complete its review of your denied claim, you will receive either a written or electronic notice describing the additional information necessary to make the decision.  You will then have 60 days from the date you receive the notice requesting additional information to provide the requested information to the Plan Administrator.  The time between the date the Plan Administrator sends its request to you and the date the Plan Administrator receives the requested additional information from you does not count against the 60-day period in which the Plan Administrator has to decide your claim on review.  If special circumstances exist, this period may be further extended.

C.	Deadline to Commence a Lawsuit.

If you wish to bring a lawsuit over your claim, you must file your claim within the required time, complete the entire claim procedures, receive a denial from the Plan Administrator after you request a review, and commence that suit within 30 months after you knew or reasonably should have known of the facts behind your claim or, if earlier, within 6 months after the claim procedures are completed.

VI.	Important Plan Information
A.	Plan Administrator

The Plan Administrator shall have the discretionary power and authority to:

•	control and manage the operation of the Plan;
•	prescribe applicable Plan procedures;
•	make all decisions and determinations with respect to the Plan; and
•	interpret and apply the terms of the Plan.

This discretionary power and authority includes, without limitation:

•	determining all factual and legal questions;
•	interpreting any ambiguous or unclear terms in the Plan and the underlying documents;
•	deciding eligibility for coverage and eligibility for benefits; and
•	establishing rules to carry out administration of the Plan.

All determinations, interpretations, rules and decisions of the Plan Administrator will be made, in its sole discretion, and will be final, conclusive and binding as to all parties.  In any legal action, all explicit and all implicit determinations by the Plan Administrator shall be afforded the maximum deference permitted by law.  The Plan Administrator may delegate all or a portion of its powers, authority, responsibilities, discretion and rights under the Plan to an individual, entity or committee.  Any delegation may allow further delegation by the individual, entity or committee to whom the delegation has been made.

The Plan Administrator reserves the right to correct any errors, defects, inconsistencies and omissions that may occur in the administration of the Plan as the Plan Administrator, in its discretion, determines appropriate. This includes reducing or eliminating benefits under the Plan, and such correction shall be final, conclusive and binding all persons.  Subject to any delegation of authority, the Plan Administrator shall be the named fiduciary for the purposes of ERISA.

B.	Enforceable Release Required; Repayment.

If all or any portion of the Release is held to be invalid, illegal or otherwise unenforceable for any reason, or you commit an act of Misconduct, 3M will have the right (but not the obligation) to (i) declare the Release void in its entirety, (ii) cease providing any payment or benefit otherwise owing to you under the Plan and (iii) require you to repay any and all cash severance previously paid to you under the terms of the Plan to the extent permitted by applicable law.

C.	Amendment or Termination of Plan

3M reserves the right to modify, amend and terminate the Plan, in whole or in part, at any time and in any respect and for any reason and either prospectively or retroactively or both.  3M's right to modify, amend or terminate the Plan includes, without limitation:

•	changes in the eligibility requirements;
•	cost-sharing and funding arrangements; and
•	benefits provided and termination of all or a portion of the coverage provided under the Plan.

No oral statements or representations can amend the Plan.  3M makes no promise to continue the Plan or the benefits offered under the Plan in the future, and individuals have no vested right to the Plan or the benefits offered under the Plan.

Notwithstanding the foregoing, no amendment or termination of the Plan that would reduce benefits or eliminate one or more participant’s eligibility may take effect if adopted during the period beginning 6 months prior to a Change in Control of 3M or 18 months following a Change in Control of 3M without the written consent of the participant(s) whose benefits or eligibility would be reduced or eliminated.

D.	Funding

Benefits provided under the Plan are paid out of the general assets of 3M.    An individual does not, by virtue of participating in the Plan, have any interest in any specific asset or assets of 3M.  With respect to benefits funded out of 3M’s general assets, an individual’s rights shall be solely those of an unsecured general creditor of 3M.

E.	Governing Law

The Plan shall be construed in accordance with the applicable provisions of ERISA and the Code; and, to the extent not preempted by Federal law, in accordance with the laws of the State of Minnesota.  Any litigation commenced or arising in connection with the Plan shall be commenced and venued exclusively in the United States District Court for the District of Minnesota.

F.	Section 409A of the Code

The payments and benefits provided under this Plan are intended to be exempt, to the greatest extent possible, from the requirements of section 409A of the Code, and this Plan will be construed and implemented accordingly.  To the extent a payment or benefit provided under this Plan is not so exempt, this Plan and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of section 409A of the Code.  Any right to receive installment payments under this Plan shall be treated as a right to receive a series of separate payments.

Notwithstanding anything herein to the contrary, if you are a “specified employee” (as determined by 3M in accordance with section 409A of the Code) as of the date of your “separation from service” (as determined by 3M in accordance with section 409A of the Code), and if any payment, benefit or reimbursement to be paid or provided under the Plan to you both (i) constitutes a “deferral of compensation” within the meaning of and subject to section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting you to additional tax, interest and/or penalties under section 409A of the Code, then any such payment, benefit or reimbursement that is otherwise payable during the first six (6) months following your separation from service shall be paid or provided to you in a lump sum on the earlier of (x) your death and (y) the first business day of the seventh month immediately following your separation from service.

3M makes no representations that the payments and benefits provided under the Plan comply with section 409A of the Code and in no event shall 3M be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Plan Participant on account of noncompliance with section 409A of the Code. To the extent required by section 409A of the Code, any payments to be made to a Plan Participant upon his or her termination of employment shall only be made upon such Plan Participant's separation from service.

G.	Recovery of Overpayment; Recoupment

If a benefit payment to you or on your behalf exceeds for any reason the benefit amount you are entitled to receive in accordance with the terms of the Plan, the Plan Administrator has the right to require the return of the overpayment on request, and upon request you must immediately refund the overpayment as well as help the Plan Administrator obtain the refund of the overpayment from another person or entity.

The Plan Administrator’s right to recover overpayments applies regardless of the cause, nature or source of the overpayments, and includes any overpayment resulting from retroactive awards received from any source, fraud or any error made in processing your claim.  The Plan Administrator also has the right, at its option and to the extent consistent with section 409A of the Code, to recover the overpayment by reducing or offsetting against any future benefit payments.  Such rights do not affect any other right of recovery the Plan Administrator may have with respect to such overpayment.  In addition, the Plan Administrator reserves the right to obtain the overpayment by any other method permitted by the law.  The Plan Administrator will determine, in its sole discretion, the method by which the repayment of the overpayment shall be made.  Failure to repay an overpayment and cooperate with the Plan Administrator in collecting an overpayment may result in loss of coverage under the Plan.

In addition, any benefit payment under the Plan will be subject to recoupment by 3M to the extent required to comply with applicable law or 3M’s clawback policy, as in effect at the time your employment is terminated.

H.	Assignment Prohibited

You shall not have the right to transfer any interest, benefit, right or claim you may have under this Plan, including a claim for benefits, for breach of fiduciary duty, to receive documents or information, to file a lawsuit, or any other claim or right you may have under this Plan to any party.  Nor shall you have the power to anticipate, alienate, assign, sell, transfer, pledge or encumber the same.

The Plan shall not recognize an assignment of any interest, benefit, right or claim you may have under this Plan, either in whole or in part.  Any attempt to assign any interest, benefit, right or claim under this Plan shall be void and non-enforceable.

Benefits under this Plan shall not be subject to attachment, garnishment, execution following judgment or other legal process.  Except as may be required by law, your benefits and rights under the Plan are not subject to the claims of your creditors.

I.	Section 280G

Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with a Change in Control or your termination of employment, whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of section 280G of the Code and would, but for this Section VI.I, be subject to the excise tax imposed under section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax.  If the amount calculated under clause (i) above is less than the amount under clause (ii) above, the 280G Payments will be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. For purposes of this Section VI.I, “Net Benefit” shall mean the present value of the 280G Payments net of all Federal, state, local, and foreign income, employment, and excise taxes. Any reduction made pursuant to this Section VI.I shall be made in a manner determined by 3M that is consistent with the requirements of section 409A of the Code.  If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.    All calculations and determinations under this Section VI.I shall be made by an independent accounting firm or independent tax advisor appointed by 3M (the “Tax Advisor”) whose determinations shall be conclusive and binding on 3M and you for all purposes. For purposes of making the calculations and determinations required by this Section VI.I, the Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of section 280G and section 4999 of the Code. 3M and you shall furnish the Tax Advisor with such information and documents as the Tax Advisor may reasonably request in order to make its determinations under this Section VI.I.  3M shall bear all costs the Tax Advisor may reasonably incur in connection with its services.

VII.	General Plan Information
Plan Feature	Plan Details
Plan Name	The official plan name is the “3M Executive Severance Plan”.
Type of Plan	The Plan is an employee welfare benefit plan providing severance pay benefits. The Plan is not an employee pension benefit plan.
Plan Year	The Plan Year is the calendar year beginning each January 1 and ending each December 31.
Plan Number	976
Employer/Plan Sponsor	3M Company 3M Center St. Paul, Minnesota 55144-1000 877-473-6394
Participating Employers

In addition to 3M, Participating Employers include any 3M affiliate that adopts this Plan if such adoption is approved by 3M and reflected on the list of Participating Employers.  The list of Participating Employers may be amended from time to time.  Contact the Plan Administrator to obtain a list of Participating Employers.

Plan Sponsor’s Employer Identification Number	41-0417775
Plan Administrator

With respect to officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Plan Administrator is the compensation committee of the Board.  With respect to all other individuals eligible to participate in the Plan, the Plan Administrator is the Director, HR Benefits, of 3M or his or her successor.

Send correspondence (including claims & appeals) to:

Compensation and Benefits – Transitions Administration

3M Company

3M Center

St. Paul, Minnesota 55144-1000

Agent for Services of Legal Process	3M's agent for the service of legal process against the Plan is: The Secretary 3M Company 3M Center St. Paul, MN 55144-1000 Service of legal process also may be served on the Plan Administrator.
A.	Employee Retirement Income Security Act (ERISA) Statement of Rights

About your ERISA Rights

As a participant in the Plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants will be entitled to the information as described in this section.

Receive Information About Your Plan and Benefits.  ERISA provides that all Plan participants will be entitled to:

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (EBSA) at:

Public Disclosure Room

Employee Benefits Security Administration

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, D.C. 20210.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and updated summary plan description (“SPD”).  The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries.  In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights.  If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court after exhausting the Plan’s claim and appeal procedure. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  If you file suit against the Plan, the court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions.  If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration (EBSA), U.S. Department of Labor, listed in your telephone directory or the

Division of Technical Assistance and Inquiries

Employee Benefits Security Administration

U.S. Department of Labor

200 Constitution Avenue N.W.

Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by:

•	Contacting the publications hotline of the EBSA at (866) 444-3272;
•	Logging on to the Internet at dol.gov/ebsa; or
•	Contacting the EBSA field office nearest you.

Schedule A to the 3M Executive Severance Plan

Severance Pay for the Chief Executive Officer

If you become a Plan Participant by signing the Release and satisfying all other eligibility requirements, you will receive the severance payments described below.

1.

Continued payment of the annual base salary you otherwise would have earned if you remained employed through the date that is twenty-four (24) months following your separation date (the “Severance Period Expiration Date”), payable in accordance with 3M’s regular payroll practices, with the first such payment commencing sixty (60) days following your separation date, subject to Section VI.F of the Plan.

1.

Continued payment of all Annual Incentive Plan payments that you otherwise would have been entitled to receive if you remained employed by 3M through the Severance Period Expiration Date.  In the event the Severance Period Expiration Date occurs prior to the completion of an Annual Incentive Plan measurement year, you will receive a prorated amount for such year based on the number of calendar days in such year preceding the Severance Period Expiration Date.  The amount of each Annual Incentive Plan payment (or prorated payment) to which you may become entitled will be calculated in accordance with the terms of the Annual Incentive Plan based on actual results for the relevant Annual Incentive Plan measurement year.  For purposes of calculating such payments, your performance rating for the year of termination shall be the final performance rating shown for you in 3M’s human resources management system on the last day of the applicable measurement year (or, if no such performance rating is assigned to you for such year, a performance rating of “fully meets expectations” or equivalent) and for each year thereafter, if any, your performance rating shall be a rating of “fully meets expectations” or equivalent.  Each Annual Incentive Plan payment (or prorated payment) will be distributed to you no later than March 15 of the year following the relevant Annual Incentive Plan measurement year.

Note:  If you participate in the Annual Incentive Plan and you retire (within the meaning of the Annual Incentive Plan), you may be eligible to receive a prorated amount of the Annual Incentive Plan payment that otherwise would have been payable to you for the year of your retirement, regardless of whether you become a Plan Participant.  The prorated amount for which you may be eligible, however, would be calculated based on the number of days worked prior to your separation date (i.e., without regard to the additional period between your separation date and the Severance Period Expiration Date).

In calculating the benefits described above, your annual base salary and target Annual Incentive Plan payment will be your annual base salary and target Annual Incentive Plan payment as in effect on your separation date (or if you voluntarily terminate for Good Reason as a result of a material diminution in your base salary or annual planned cash compensation, your annual base salary and target Annual Incentive Plan payment as in effect immediately prior to any such material diminution).

Notwithstanding anything herein to the contrary, the cash payments and benefits provided to you pursuant to items 1 and 2 of this Schedule shall reduce, on a dollar-for-dollar basis but not below $0, any payments you may otherwise become entitled to under your applicable Employee Agreement, provided that such reduction shall be applied consistent with section 409A of the Code.

Schedule B to the 3M Executive Severance Plan

Severance Pay for Corporation Operations Committee Members (other than the Chief Executive Officer)

If you become a Plan Participant by signing the Release and satisfying all other eligibility requirements, you will receive the severance payments described below.

1.

Continued payment of the annual base salary you otherwise would have earned if you remained employed through the date that is eighteen (18) months following your separation date (the “Severance Period Expiration Date”), payable in accordance with 3M’s regular payroll practices, with the first such payment commencing sixty (60) days following your separation date, subject to Section VI.F of the Plan.

2.

Continued payment of all Annual Incentive Plan payments that you otherwise would have been entitled to receive if you remained employed by 3M through the Severance Period Expiration Date.  In the event the Severance Period Expiration Date occurs prior to the completion of an Annual Incentive Plan measurement year, you will receive a prorated amount for such year based on the number of calendar days in such year preceding the Severance Period Expiration Date.  The amount of each Annual Incentive Plan payment (or prorated payment) to which you may become entitled will be calculated in accordance with the terms of the Annual Incentive Plan based on actual results for the relevant Annual Incentive Plan measurement year.  For purposes of calculating such payments, your performance rating for the year of termination shall be the final performance rating shown for you in 3M’s human resources management system on the last day of the applicable measurement year (or, if no such performance rating is assigned to you for such year, a performance rating of “fully meets expectations” or equivalent) and for each year thereafter, if any, your performance rating shall be a rating of “fully meets expectations” or equivalent.  Each Annual Incentive Plan payment (or prorated payment) will be distributed to you no later than March 15 of the year following the relevant Annual Incentive Plan measurement year.

Note:  If you participate in the Annual Incentive Plan and you retire (within the meaning of the Annual Incentive Plan), you may be eligible to receive a prorated amount of the Annual Incentive Plan payment that otherwise would have been payable to you for the year of your retirement, regardless of whether you become a Plan Participant.  The prorated amount for which you may be eligible, however, would be calculated based on the number of days worked prior to your separation date (i.e., without regard to the additional period between your separation date and the Severance Period Expiration Date).

In calculating the benefits described above, your annual base salary and target Annual Incentive Plan payment will be your annual base salary and target Annual Incentive Plan payment as in effect on your separation date (or if you voluntarily terminate for Good Reason as a result of a material diminution in your base salary or annual planned cash compensation, your annual base salary and target Annual Incentive Plan payment as in effect immediately prior to any such material diminution).

Notwithstanding anything herein to the contrary, the cash payments and benefits provided to you pursuant to items 1 and 2 of this Schedule shall reduce, on a dollar-for-dollar basis but not below $0, any payments you may otherwise become entitled to under your applicable Employee Agreement, provided that such reduction shall be applied consistent with section 409A of the Code.